EXHIBIT 99.1

Contacts:
Investors:	Media:
Risa Fisher	Michael Heinley
rfisher@webmd.net	mheinley@webmd.net
212-624-3817	212-624-3926

Kristiina Vuori Joins WebMD’s Board of Directors

NEW YORK, NY (July 7, 2014) — WebMD Health Corp. (NASDAQ:WBMD) today announced that its Board of Directors has appointed Kristiina Vuori, M.D., Ph.D., President and Interim CEO of Sanford-Burnham Medical Research Institute, to the Company’s Board. The Institute is a non-profit research organization that is dedicated to discovering the fundamental molecular causes of disease and devising the innovative therapies of tomorrow, with major research programs in cancer, neurodegeneration, diabetes, and infectious, inflammatory, and childhood diseases. Dr. Vuori leads the Institute’s academic, scientific and general operations.

Dr. Vuori also holds the Pauline and Stanley Foster Presidential Chair at the Institute and serves as Professor at the Institute’s National Cancer Institute (NCI)-designated Cancer Center, an interdisciplinary basic and translational research effort mobilizing over 400 scientists that is one of only seven centers designated as basic cancer research centers by the NCI. From 2005 until 2013, Dr. Vuori also led the Cancer Center.

“Our Board will benefit from Dr. Vuori’s extensive leadership experience in medical research and education, as well as her insights into the potential impact of scientific developments on the future of medical practice and the physician-patient relationship,” said Martin J. Wygod, Chairman of the Board of WebMD.

Dr. Vuori earned her M.D. and Ph.D. degrees at University of Oulu, Finland. After completing her internship and residency, she received postdoctoral training at Sanford-Burnham from 1992 to 1995 and was appointed to the faculty in 1996. Dr. Vuori has received numerous research grants and awards from NIH, NCI, Department of Defense (DoD), Stand Up To Cancer Dream Team, and the California Cancer Research Programs. Dr. Vuori serves on the Boards of Directors for the American Association for Cancer Research (AACR), the California Institute for Regenerative Medicine (CIRM), and the California Breast Cancer Research Council. Additionally, Dr. Vuori serves in a wide variety of advisory capacities to NCI and other cancer organizations.

Commenting on her appointment, Dr. Vuori said: “I look forward to being a resource in the efforts to build on Medscape’s and WebMD’s leadership in providing trusted content as they are becoming channels for healthcare communication and information exchange that better serve the needs of our evolving healthcare system.”

Dr. Vuori is joining WebMD’s Board as an additional Class III director. Class III directors’ current terms expire at the Company’s 2014 Annual Meeting of Stockholders. Her appointment expands the size of WebMD’s Board from 10 to 11 members.

About WebMD

WebMD Health Corp. (NASDAQ: WBMD) is the leading provider of health information services, serving consumers, physicians, healthcare professionals, employers, and health plans through our public and private online portals, mobile platforms and health-focused publications.

The WebMD Health Network includes WebMD Health, Medscape, MedicineNet, eMedicineHealth, RxList, Medscape Education and other owned WebMD sites.

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All statements contained in this press release, other than statements of historical fact, are forward-looking statements. These statements are based on our current plans and expectations and involve risks and uncertainties that could cause actual future events or results to be different than those described in or implied by such forward-looking statements, including risks and uncertainties regarding: competition for advertisers and sponsors for our public portals and mobile platforms; changes in financial markets; changes in economic, political or regulatory conditions or other trends affecting the healthcare, Internet and information technology industries. Further information about these matters can be found in our Securities and Exchange Commission filings. Except as required by applicable law or regulation, we do not undertake any obligation to update our forward-looking statements to reflect future events or circumstances.

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WebMD®, Medscape®, CME Circle®, Medpulse®, eMedicine®, MedicineNet®, theheart.org® and RxList® are among the trademarks of WebMD Health Corp. or its subsidiaries.

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